Axos Financial, Inc. Reports Record Second Quarter Fiscal 2022 Results
Diluted Earnings Per Share in Second Quarter 2022 up 10% Year-Over-Year

LAS VEGAS, NV – (BUSINESS WIRE) – January 27, 2022 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced unaudited financial results for the second fiscal quarter ended December 31, 2021. Net income was $60.8 million, an increase of 11.0% from $54.8 million for the quarter ended December 31, 2020. Earnings per diluted share was $1.00, an increase of $0.09, or 9.9%, as compared to earnings per diluted share of $0.91 for the three months ended December 31, 2020.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which exclude non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs increased 11.2% to $62.9 million and 10.6% to $1.04, respectively, for the quarter ended December 31, 2021 compared to $56.6 million and $0.94, respectively, for the quarter ended December 31, 2020.
Second Quarter Fiscal 2022 Financial Summary

	Three Months Ended December 31,
(Dollars in thousands, except per share data)	2021	2020	% Change
Net interest income	$145,568	$134,092	8.6%
Non-interest income	$30,787	$28,718	7.2%
Net income	$60,787	$54,785	11.0%
Adjusted earnings (Non-GAAP)[1]	$62,917	$56,566	11.2%
Diluted EPS	$1.00	$0.91	9.9%
Adjusted EPS (Non-GAAP)[1]	$1.04	$0.94	10.6%
[1] See “Use of Non-GAAP Financial Measures”
For the six months ended December 31, 2021, net income was $121.0 million, an increase of 12.2% over net income of $107.8 million. Earnings per diluted share was $1.99 for the six months ended December 31, 2021, an increase of $0.20, or 11.2%, as compared to earnings per diluted share of $1.79 for the six months ended December 31, 2020.
“We continue to generate double-digit growth in loans, EPS and book value per share,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Strong growth in our auto, commercial real estate and C&I lending categories and stabilization in our single family mortgage loan portfolio resulted in a 6.1% linked quarter increase in our net loan balances. Our net interest margin (“NIM”) remains above our 3.8% to 4.0% target, with consolidated and Banking Business NIM of 4.10% and 4.30% this quarter, respectively. We achieved positive operating leverage in our Banking Business, with an efficiency ratio of 39.4% compared to 40.5% in the second quarter of fiscal 2021. Our high returns and strong capital levels enable us to invest in technology, people and new businesses aimed towards continued growth.”
“We made further improvements in our deposit franchise, growing checking and savings balances by 5.9% on a linked quarter basis,” stated Derrick Walsh, Executive Vice President and Chief Financial Officer of Axos. “Non-interest bearing deposits increased by $215 million quarter-over-quarter to $3.85 billion, representing approximately 31% of total deposits at December 31, 2021. With an additional $725 million of low-cost deposits at partner banks, we are well positioned to fund organic loan growth while maintaining a strong net interest margin.”

Other Highlights
•Net loans totaled $12.6 billion at December 31, 2021, an increase of $0.7 billion, or 6.0%, from $11.9 billion at September 30, 2021
•Total loan originations were $2.7 billion, an increase of 13.3% from $2.4 billion in the quarter ended December 31, 2020
•Net interest margin was 4.10% compared to 3.94% in the three months ended December 31, 2020; net interest margin for the Banking Business Segment was 4.30%, up from 4.11% in the three months December 31, 2020
•Return on average common stockholders’ equity was 16.29% for the three months ended December 31, 2021
•Net annualized charge-offs to average loans was 1 basis point, down from 16 basis points for the three months ended December 31, 2020
•Book value increased to $25.60 per share, up from $21.79, or 17.5% at December 31, 2020

Second Quarter Fiscal 2022 Income Statement Summary
For the three months ended December 31, 2021, Axos net income attributable to common stockholders was $60.8 million or $1.00 per diluted common share compared to $54.7 million, or $0.91 per diluted share for the three months ended December 31, 2020. Net interest income increased $11.5 million or 8.6% for the three months ended December 31, 2021 compared to the three months ended December 31, 2020, due to an increase in average earning assets and a reduction in the rates paid on interest-bearing demand, savings, and time deposits due to decreases in market deposit rates across the industry.
The provision for credit losses was $4.0 million for the three months ended December 31, 2021 compared to $8.0 million for the three months ended December 31, 2020 primarily due to changes in the macro economic environment and loan mix.
For the three months ended December 31, 2021, non-interest income was $30.8 million compared to $28.7 million for the three months ended December 31, 2020. The net increase was primarily due to an increase of $8.1 million in broker-dealer fee income driven by custody and mutual fund fees added from the acquisition of AAS and an increase of $1.7 million in prepayment penalty fee income, partially offset by a decrease of $6.0 million in mortgage banking income due to year-over-year decline in mortgage refinance volume and a decrease of $1.6 million in banking and service fees.
Non-interest expense, comprised of various operating expenses, increased $9.7 million to $86.0 million for the three months ended December 31, 2021 from $76.3 million for the three months ended December 31, 2020. The net increase was primarily driven by increases of $3.2 million in other general and administrative, $2.5 million in data processing, $1.8 million in salary and payroll costs and $1.2 million in broker-dealer clearing charges. These increases largely result from growth at the Bank as well as the addition of AAS operations.
Balance Sheet Summary
Axos’ total assets increased $1.2 billion, or 9.0%, to $15.5 billion, at December 31, 2021, from $14.3 billion at June 30, 2021, primarily due to an increase of $1.2 billion in loans held for investment. Total liabilities increased by $1.1 billion, or 9.0%, to $14.0 billion at December 31, 2021, from $12.9 billion at June 30, 2021, primarily due to an increase in deposits of $1.5 billion, partially offset by a decrease of $0.2 billion in Advances from FHLB and a decrease of $0.2 billion in securities loaned. Stockholders’ equity increased by $0.1 billion, or 8.7%, to $1.5 billion at December 31, 2021 from $1.4 billion at June 30, 2021. The increase was primarily the result of net income of $121.0 million.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 10.13% at December 31, 2021. At December 31, 2020, the Tier 1 core capital to adjusted average assets ratio was 9.08%.

Conference Call
A conference call and webcast will be held on Thursday, January 27, 2022 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live, and both the webcast and the earnings supplement may be accessed at Axos’ website, investors.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until February 28, 2022, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13725755.

About Axos Financial, Inc. and Subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (the “Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing LLC, a clearing broker dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest LLC, an introducing broker dealer. With approximately $15.5 billion in consolidated assets, Axos Financial, Inc. through Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division AAS), with approximately $38 billion of assets under custody and/or administration, and Axos Invest, Inc., provide comprehensive securities clearing and custody services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, the KBW Nasdaq Financial Technology Index, and the Travillian Tech-Forward Bank Index. For more information on Axos Financial, Inc. please visit investors.axosfinancial.com.
Segment Reporting
The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.
The following tables present the operating results of the segments:

	Three Months Ended December 31, 2021
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$142,259	$4,506	$(1,197)	$145,568
Provision for credit losses	4,000	—	—	4,000
Non-interest income	16,295	16,454	(1,962)	30,787
Non-interest expense	62,449	21,654	1,916	86,019
Income before taxes	$92,105	$(694)	$(5,075)	$86,336

	Three Months Ended December 31, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$132,166	$4,260	$(2,334)	$134,092
Provision for credit losses	8,000	—	—	8,000
Non-interest income	22,295	6,572	(149)	28,718
Non-interest expense	62,474	11,312	2,511	76,297
Income before taxes	$83,987	$(480)	$(4,994)	$78,513

	Six Months Ended December 31, 2021
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$284,500	$10,682	$(2,972)	$292,210
Provision for credit losses	8,000	—	—	8,000
Non-interest income	31,123	29,560	(3,194)	57,489
Non-interest expense	125,174	40,927	4,349	170,450
Income before taxes	$182,449	$(685)	$(10,515)	$171,249

	Six Months Ended December 31, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$255,174	$9,154	$(2,909)	$261,419
Provision for credit losses	19,800	—	—	19,800
Non-interest income	52,507	12,356	(290)	64,573
Non-interest expense	123,691	22,664	5,488	151,843
Income before taxes	$164,190	$(1,154)	$(8,687)	$154,349

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related costs and other costs (unusual or non-recurring charges). Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. We believe excluding the non-recurring acquisition related costs and other costs (unusual or non-recurring) provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest compatible GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Net income	$60,787	$54,785	$120,997	$107,807
Acquisition-related costs	3,026	2,552	5,872	5,154
Income taxes	(896)	(771)	(1,723)	(1,554)
Adjusted earnings (Non-GAAP)	$62,917	$56,566	$125,146	$111,407
Adjusted EPS (Non-GAAP)	$1.04	$0.94	$2.06	$1.85

We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest compatible GAAP measure, to tangible book value per common share (Non-GAAP) as of the dates indicated:

	December 31,
(Dollars in thousands, except per share amounts)	2021	2020
Common stockholders’ equity	$1,523,157	$1,287,482
Less: mortgage servicing rights, carried at fair value	20,110	14,314
Less: goodwill and other intangible assets	161,954	120,644
Tangible common stockholders’ equity (Non-GAAP)	$1,341,093	$1,152,524
Common shares outstanding at end of period	59,498,575	59,072,822
Tangible book value per common share (Non-GAAP)	$22.54	$19.51

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation uncertainties surrounding the severity, duration, and effects of the COVID-19 pandemic, Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate, risks associated with credit quality, the outcome and effects of pending class action litigation filed against the Company and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	December 31, 2021	June 30, 2021	December 31, 2020
Selected Balance Sheet Data:
Total assets	$15,547,947	$14,265,565	$14,393,267
Loans—net of allowance for credit losses	12,607,179	11,414,814	11,609,584
Loans held for sale, carried at fair value	27,428	29,768	64,287
Loans held for sale, lower of cost or fair value	11,446	12,294	13,769
Allowance for credit losses - loans	140,489	132,958	136,393
Securities—trading	1,223	1,983	362
Securities—available-for-sale	139,581	187,335	209,828
Securities borrowed	534,243	619,088	317,571
Customer, broker-dealer and clearing receivables	429,634	369,815	264,572
Total deposits	12,269,172	10,815,797	11,463,136
Advances from the FHLB	157,500	353,500	182,500
Borrowings, subordinated notes and debentures	260,435	221,358	418,480
Securities loaned	578,762	728,988	362,170
Customer, broker-dealer and clearing payables	528,796	535,425	475,473
Total stockholders’ equity	1,523,157	1,400,936	1,287,482

Capital Ratios:
Equity to assets at end of period	9.80%	9.82%	8.95%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	9.42%	8.82%	8.68%
Common equity tier 1 capital (to risk-weighted assets)	10.08%	11.36%	10.85%
Tier 1 capital (to risk-weighted assets)	10.08%	11.36%	10.85%
Total capital (to risk-weighted assets)	12.16%	13.78%	13.88%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	10.13%	9.45%	9.08%
Common equity tier 1 capital (to risk-weighted assets)	10.91%	12.28%	11.45%
Tier 1 capital (to risk-weighted assets)	10.91%	12.28%	11.45%
Total capital (to risk-weighted assets)	11.73%	13.21%	12.44%
Axos Clearing, LLC:
Net capital	$39,453	$35,950	$34,417
Excess capital	$32,171	$27,904	$28,941
Net capital as a percentage of aggregate debit items	10.84%	8.94%	12.57%
Net capital in excess of 5% aggregate debit items	$21,249	$15,836	$20,726

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Selected Income Statement Data:
Interest and dividend income	$157,076	$155,379	$315,386	$305,268
Interest expense	11,508	21,287	23,176	43,849
Net interest income	145,568	134,092	292,210	261,419
Provision for credit losses	4,000	8,000	8,000	19,800
Net interest income after provision for credit losses	141,568	126,092	284,210	241,619
Non-interest income	30,787	28,718	57,489	64,573
Non-interest expense	86,019	76,297	170,450	151,843
Income before income tax expense	86,336	78,513	171,249	154,349
Income tax expense	25,549	23,728	50,252	46,542
Net income	$60,787	$54,785	$120,997	$107,807
Net income attributable to common stock	$60,787	$54,672	$120,997	$107,617

Per Common Share Data:
Net income:
Basic	$1.02	$0.93	$2.04	$1.82
Diluted	$1.00	$0.91	$1.99	$1.79
Adjusted earnings (Non-GAAP)	$1.04	$0.94	$2.06	$1.85
Book value	$25.60	$21.79	$25.60	$21.79
Tangible book value (Non-GAAP)	$22.54	$19.51	$22.54	$19.51

Weighted average number of common shares outstanding:
Basic	59,496,489	59,049,697	59,443,667	59,278,672
Diluted	60,755,981	60,040,723	60,749,383	60,196,516
Common shares outstanding at end of period	59,498,575	59,072,822	59,498,575	59,072,822
Common shares issued at end of period	68,376,837	67,668,664	68,376,837	67,668,664

Performance Ratios and Other Data:
Loan originations for investment	$2,525,871	$1,909,978	$4,618,150	$3,240,790
Loan originations for sale	$193,320	$490,261	$403,287	$931,065
Return on average assets	1.63%	1.57%	1.65%	1.56%
Return on average common stockholders’ equity	16.29%	17.30%	16.51%	17.21%
Interest rate spread[1]	3.90%	3.71%	3.97%	3.67%
Net interest margin[2]	4.10%	3.94%	4.16%	3.89%
Net interest margin[2] – Banking Business Segment only	4.30%	4.11%	4.39%	4.01%
Efficiency ratio[3]	48.78%	46.86%	48.74%	46.58%
Efficiency ratio[3] – Banking Business Segment only	39.39%	40.45%	39.66%	40.20%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.01%	0.16%	0.01%	0.12%
Non-performing loans to total loans	1.14%	1.44%	1.14%	1.44%
Non-performing assets to total assets	0.94%	1.22%	0.94%	1.22%
Allowance for credit losses to total loans held for investment at end of period	1.10%	1.16%	1.10%	1.16%
Allowance for credit losses to non-performing loans	96.27%	80.58%	96.27%	80.58%

1.    Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2.    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.